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                                                                  EXHIBIT (8)-1





                 [HASKELL SLAUGHTER & YOUNG, L.L.C. LETTERHEAD]





                                  May 13, 1999



The Banc Corporation
17 North 20th Street
Birmingham, Alabama 35203

         RE: PLAN AND AGREEMENT OF MERGER BY AND BETWEEN THE BANC CORPORATION AND C&L BANKING CORPORATION

Gentlemen:


         We have acted as counsel to The Banc Corporation, a Delaware corporation ("TBC"), in connection with the proposed merger (the "Merger") of C&L Banking Corporation, a Florida corporation ("Company"), with and into TBC, pursuant to the terms of that certain Plan and Agreement of Merger, dated as of February 25, 1999 (the "Plan of Merger"), by and between TBC and Company, as described in more detail in the Plan of Merger and in the Registration Statement on Form S-4 (Commission File No. 333-77513) filed by TBC with the Securities and Exchange Commission, as amended (the "Registration Statement"). This opinion is being provided in satisfaction of the conditions set forth in
Section 7.3(f) of the Plan of Merger. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan of Merger and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents
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The Banc Corporation
May 13, 1999
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submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of TBC and Company which are annexed hereto (the "Representations and Warranties").

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing and assuming that as of the Effective Time of the Merger and following the Merger there will be no acts or omissions which will violate or be inconsistent with any of the Representations and Warranties, we are of the opinion that:

                  (i) Provided the Merger qualifies as a statutory merger under the General Corporation Law of the State of Delaware and the Florida Business Corporation Act, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and TBC and Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

                  (ii) No gain or loss will be recognized by TBC or Company as a result of the Merger;

                  (iii) No gain or loss will be recognized by a Company shareholder who receives solely shares of TBC Common Stock in exchange for Company Common Stock;

                  (iv) The receipt of cash by a Company shareholder in lieu of fractional shares of TBC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by TBC. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend;

                  (v) The tax basis of the shares of TBC Common Stock received by a Company shareholder will be equal to the tax bases of the Company Common Stock exchanged therefor, excluding any basis allocable to a fractional share of TBC Common Stock for which cash is received;
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The Banc Corporation
May 13, 1999
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                  (vi)     The holding period of the shares of TBC Common Stock
         received by a Company shareholder will include the holding period or periods of the Company Common Stock exchanged therefor, provided that the Company Common Stock is held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time of the Merger; and

                  (vii) Where solely cash is received by a Company shareholder in exchange for his Company Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his Company Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         The Merger should have no immediate federal income tax consequences to TBC stockholders.

         Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Plan of Merger.

         This opinion is being provided solely for the use of TBC. No other person or party shall be entitled to rely on this opinion.

         We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectuses which form a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                    Very truly yours,

                                    HASKELL SLAUGHTER & YOUNG, L.L.C.



                                       By  /s/ Ross N. Cohen
                                      -----------------------------------------
                                                Ross N. Cohen